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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE                                          Contact:
                                                               Samuel Cypert
                                                               313-792-6646


                           MASCO CORPORATION ANNOUNCES
                      MODEST SOFTENING OF INCOMING ORDERS
                     AND LOWER EXPECTED EARNINGS PER SHARE

     Taylor, Michigan (June 14, 2000) - Masco Corporation (NYSE: MAS) today announced that it has experienced a modest softening of incoming orders for home improvement products in recent weeks.

     This slowdown combined with continuing new product launch and plant relocation costs may result in the Company's second quarter earnings being approximately $.41 to $.42 per share, 10 percent below previously expected results.

     Although the Company continues to expect record sales and earnings for the calendar year 2000, if present trends continue for the balance of the year, the Company believes its sales growth in the calendar year 2000 may be slightly lower than the previously anticipated sales increase of approximately 20 percent. When combined with the impact of higher interest rates and the stronger U.S. dollar and the above-mentioned other costs, the Company presently anticipates its full year earnings may approximate $1.70 per share.

     Masco Corporation is one of the world's leading manufacturers for faucets, cabinets, architectural coatings, locks and other consumer brand-name home improvement and building products.







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Statements in this press release may include certain forward-looking statements regarding Masco's future sales and earnings growth potential. Actual results may vary materially because of external factors such as interest rate fluctuations, changes in consumer spending and other factors over which management has no control. Additional information about our products, markets and conditions, which could affect our future performance, is contained in the Company's filings with the Securities and Exchange Commission.